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                    CERTIFICATE OF AMENDMENT OF THE RESTATED         EXHIBIT 3.1
                          CERTIFICATE OF INCORPORATION
                                       OF
                           COAST DENTAL SERVICES, INC.


         Coast Dental Services, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

         I. The name of the Corporation is Coast Dental Services, Inc. and the Corporation was originally incorporated under the same name, and the original Certificate of Incorporation, a Restated Certificate of Incorporation (First), a Restated Certificate of Incorporation (Second) and a Restated Certificate of Incorporation (Third) of the Corporation were filed with the Secretary of State of the State of Delaware on September 12, 1995, October 1, 1996, October 18, 1996 and January 24, 1997, respectively.

         II. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of the Restated Certificate of Incorporation amends the provisions of the Restated Certificate of Incorporation (Third).

         III. The terms and provisions of this Certificate of Amendment of the Restated Certificate of Incorporation (i) have been approved by the Board of Directors of the Corporation in a resolution setting forth and declaring advisable the amendment contained herein and (ii) have been duly approved by the required number of shares of outstanding stock of the Corporation, in each case pursuant to and in accordance with Section 242 of the Delaware General Corporation Law.

         IV. Article IV of the Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

                  "Section A. This Corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock and Preferred Stock. Each share of Common Stock shall have a par value of $0.001 and each share of Preferred Stock shall have a par value of $0.001. The total number of shares of Common Stock this Corporation shall have authority to issue is 50,000,000, and the total number of shares of Preferred Stock this Corporation shall have authority to issue is 2,000,000.

                  Section B. Effective 12:01 a.m. on July 17, 2001 (the "Effective Time"), each one (1) share of Common Stock of the Corporation issued and outstanding shall, by virtue of this amendment to the Corporation's Restated Certificate of Incorporation, be combined into one third (1/3rd) of one (1) share of fully paid and nonassessable Common Stock of the Corporation, subject to the treatment of fractional shares interests described below. Following the effectiveness of this amendment, the Corporation will evidence the reverse stock split effected by Section B pursuant to procedures adopted by the Corporation.

                  Section C. No fractional shares of Common Stock of the Corporation shall be issued. No stockholder of the Corporation shall transfer any fractional shares of Common Stock of the Corporation. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock of the Corporation.

         Section D. A holder of Common Stock at the Effective Time who would otherwise be entitled to a fraction of a share shall, in lieu thereof, be entitled to receive a cash payment based on the average closing price per share of the Corporation's common stock as reported on Nasdaq for the ten trading days immediately preceding the effective date of the reverse stock split.
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Section E. Each holder of record of shares of Common Stock shall be entitled to vote at all meetings of the stockholders and shall have one vote for each share held by him of record. Subject to the prior rights of the holders of all classes or series of stock at the time outstanding having prior rights as to dividends, the holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation (the "Board of Directors"), out of the assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

Section F. Subject to the terms contained in any designation of a series of Preferred Stock, the Board of Directors is expressly authorized, at any time and from time to time, to fix, by resolution or resolutions, the following provisions for shares of any class or classes of Preferred Stock of the Corporation or any series of any class of Preferred Stock:

                           (1)      the designation of such class or
                  series, the number of shares to constitute such class or series which may be increased or decreased (but not below the number of shares of that class or series then outstanding) by resolution of the Board of Directors, and the stated value thereof if different from the par value thereof;

                           (2)      whether the shares of such class
                  or series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

                           (3)      the dividends, if any, payable on
                  such class or series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of the same class;

                           (4)      whether the shares of such class
                  or series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

                           (5)      the amount or amounts payable upon
                  shares of such series upon, and the rights of the holders of such class or series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

                           (6)      whether the shares of such class
                  or series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such class or series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

                           (7)      whether the shares of such class
                  or series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of the same class or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;
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                           (8)      the limitations and restrictions,
                  if any, to be effective while any shares of such class or series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of the same class;

                           (9)      the conditions or restrictions, if
                  any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such class or series or of any other series of the same class or of any other class;

                           (10)     the ranking (be it pari passu,
                  junior or senior) of each class or series vis-a-vis any other class or series of any class of Preferred Stock as to the payment of dividends, the distribution of assets and all other matters; and

                           (11)     any other powers, preferences and
                  relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof, insofar as they are not inconsistent with the provisions of this Restated Certificate of Incorporation, to the full extent permitted in accordance with the laws of the State of Delaware.

         The powers, preferences and relative, participating, optional and other special rights of each class or series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding."

         IN WITNESS WHEREOF, this Certificate of Amendment of the Restated Certificate of Incorporation, which amends certain provisions of the Restated Certificate of Incorporation of the Corporation, having been duly adopted in accordance with Section 242 of the Delaware General Corporation Law, has been duly executed by its Secretary, this 12th day of July, 2001.



                                    ------------------------------------------
                                    William H. Geary, III, Secretary